EXHIBIT 10.26
March 14, 2006
Mr. Jay Vir
President
NGTV
9944 Santa Monica Blvd.
Beverly Hills, CA 90212
Dear Jay:
Once again, we at KCSA are extremely pleased that NGTV has selected KCSA Worldwide as its investor relations counsel.
This letter, when signed by you, will confirm that NGTV has retained KCSA Worldwide as investor relations counsel commencing March 15, 2006. For our services, our monthly minimum fee will be $8,000 until such time as NGTV prices its IPO and becomes a publicly traded company. Upon completing its IPO, the monthly fee will be reduced to $5,500, commencing on the month following the closing.
The agreement will be for an initial period of six months, and unless terminated 30 days prior to the end of this period, in writing, it will continue with a 90-day written notice of cancellation in effect. The first fee payment (for the period March 15 to April 30, 2006) is payable with the return of this signed agreement and future monthly fees will be billed on the first of each month and are payable in ten days.
It is mutually agreed that any individual out-of-pocket expenses such as newswire distribution, messengers, air courier, clipping service, offset and mass mailings will be rebilled to NGTV with the standard agency charge of 20 percent. Telephone, xerox, postage, travel, electronic data services, interactive services and editorial lunches will be rebilled without markup. All individual expenditures above $500.00 will be expended only after client approval.
KCSA Public Relations Worldwide will take all and any step necessary to keep secret and protect from any disclosure whatsoever any information, data or other tangible or intangible property that NGTV may regard as confidential. We will not make any use of the same at any time during this agreement, for any purpose whatsoever except to fulfill this agreement.
NGTV agrees to indemnify and hold harmless KCSA Public Relations Worldwide from and against all losses, claims, damages, expenses or liabilities which we may incur based on information, representations, reports or data you furnish us, to the extent that such material is furnished, prepared, approved and/or just used by us. Similarly, KCSA Public Relations Worldwide agrees to indemnify and hold harmless NGTV from and against all losses, claims, expenses or liabilities which NGTV may incur based on the misuse of information, representations, reports or data you furnish us.
Recognizing the time and expense of KCSA’s investment in its employees, NGTV agrees that it shall not directly or indirectly employ, hire or retain any person who is an employee of KCSA during the term of this Agreement and for a period of one (1) year following the termination of this Agreement.
Once again, we are pleased to have to opportunity to serve you, and you have the assurance of our very best efforts.

Cordially, KCSA PUBLIC RELATIONS, INC.
By:	/s/ Jeff Corbin
Jeff Corbin
Managing Partner Chief Executive Officer

AGREED AND ACCEPTED
NGTV

By:	/s/ Jay Vir